Exhibit 99.2

Gaiam, Inc.

Unaudited Pro Forma Combined Condensed Financial Statements

The following unaudited pro forma combined condensed statements of operations are based on the historical financial statements of Gaiam, Inc. (“Gaiam”) and GT Brands LLC and Subsidiaries (“GoodTimes”), formerly GoodTimes Entertainment Limited and Affiliates, after giving effect to our acquisition of a majority of the assets of GoodTimes for $35 million in cash and the assumption of certain liabilities (“Acquisition”) and incorporating the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed statements of operations.  The asset acquisition closed on September 13, 2005.

For the purposes of these unaudited pro forma combined condensed statements of operations, the Acquisition is assumed to have occurred as of January 1, 2004 with respect to the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005.  The unaudited pro forma condensed balance sheet as of September 30, 2005 is not provided herein, as the acquisition occurred before September 30, 2005 and the consolidated balance sheet, including GoodTimes, was filed with our quarterly report as of September 30, 2005 on Form 10-Q on November 9, 2005.

Because these unaudited pro forma combined condensed statements of operations have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented in these unaudited pro form combined condensed financial statements.  The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s best estimates of fair value, with the excess cost of net tangible and identifiable intangible assets being allocated to goodwill.  These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as well as the impact of integration activities, which could result in material changes from the information presented.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had occurred on January 1, 2004, nor is it indicative of future operating results or financial position.  The unaudited pro forma combined condensed statements of operations do not reflect any operating efficiencies and cost savings that we may achieve with respect to he combined companies, nor do they include the effect of any restructuring activities which may be required or any change in the utilization of the assets acquired.  The unaudited pro forma combined condensed statements of operations should be read in conjunction with our Consolidated Financial Statements and Notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2004 and the quarterly report on Form 10-Q for the quarter ended September 30, 2005.

Gaiam, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Nine Months Ended September 30, 2005

(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Gaiam	GoodTimes *	Adjustments		Combined

Net revenue*	$78,169	$115,377	$(9,156	)(1)	$184,390
Cost of goods sold	37,150	25,794	—		62,944
Gross profit	41,019	89,583	(9,156)		121,446

Selling, general and administrative expenses	41,125	101,127	(12,819	)(2)(3)	129,433

Loss from operations	(106)	(11,544)	3,663		(7,987)

Impairment of goodwill and intangible assets	—	—	—		—

Loss from operations	(106)	(11,544)	3,663		(7,987)

Other income	37	7,962	(7,962	)(5)	37
Interest income (expense)	272	(5,124)	4,830	(6)	(22)
Other income (expense)	309	2,838	(3,132)		15

Income (loss) before taxes and minority interest	203	(8,706)	531		(7,972)

Provision for income tax (benefit) expense	4	14	(2,796	)(7)	(2,778)

Minority interest in net (income) loss of consolidated subsidiaries, net of tax	(344)	—	—		(344)

Net income (loss)	$(145)	$(8,720)	$3,327		$(5,538)

Earnings (loss) per share - basic	$(0.01)				$(0.27)
Earnings (loss) per share - diluted	$(0.01)				$(0.27)

Shares used in computing earnings (loss) per share - basic	16,091		4,066	(8)	20,157

Shares used in computing earnings (loss) per share - diluted	16,091		4,066	(8)	20,157

*  These historical statements contain revenue generated by titles and licenses which were not assigned to Gaiam as part of the asset acquisition.

Gaiam, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

For the Year Ended December 31, 2004

(In thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Gaiam	GoodTimes *	Adjustments		Combined

Net revenue*	$96,657	$141,954	$(16,630	)(1)	$221,981
Cost of goods sold	48,646	49,599	—		98,245
Gross profit	48,011	92,355	(16,630)		123,736

Selling, general and administrative expenses	54,301	108,628	(25,138	)(2)(3)	137,791

Loss from operations before impairment of goodwill and intangible assets	(6,290)	(16,273)	8,508		(14,055)

Impairment of goodwill and intangible assets	—	(168,892)	168,892	(4)	—

Loss from operations	(6,290)	(185,165)	177,400		(14,055)

Other expense	(51)	(1,022)	—		(1,073)
Interest income (expense)	160	(7,188)	7,105	(6)	77
Other income (expense)	109	(8,210)	7,105		(996)

Income (loss) before taxes and minority interest	(6,181)	(193,375)	184,505		(15,051)

Provision for income tax (benefit) expense	(2,440)	189	(3,033	)(7)	(5,284)

Minority interest in net (income) loss of consolidated subsidiaries, net of tax	(897)	—	—		(897)

Net income (loss)	$(4,638)	$(193,564)	$187,538		$(10,664)

Earnings (loss) per share - basic	$(0.32)				$(0.53)
Earnings (loss) per share - diluted	$(0.32)				$(0.53)

Shares used in computing earnings (loss) per share - basic	14,671		5,321	(8)	19,992

Shares used in computing earnings (loss) per share - diluted	14,671		5,321	(8)	19,992

*  These historical statements contain revenue generated by titles and licenses which were not assigned to Gaiam as part of the asset acquisition.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Asset Acquisition

On September 13, 2005, Gaiam acquired the majority of the assets of GoodTimes Entertainment and certain of its affiliates.  GoodTimes Entertainment’s assets included entertainment programming and home video products distributed through various channels, including television, retailers and the Internet.  The total purchase price consisted of the following (in thousands):

Cash	$34,405
Acquisition, legal and accounting costs	621
Total purchase price	$35,026

The following is a summary of the preliminary asset purchase price allocation (in thousands):

Tangible assets less liabilities	$9,658
Media library and intangible assets	14,400
Goodwill	10,968
Total purchase price	$35,026

The preliminary allocation of the total purchase price of the assets acquired from GoodTimes Entertainment was based on their estimated fair values as of September 13, 2005.  Adjustments to these estimates will be included in the allocation of the purchase price, if the adjustment is determined within the purchase price allocation period of up to twelve months.  The media library and other intangible assets are expected to have an estimated life of ten years. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill.

Pro Forma Adjustments

The pro forma statements of operations for the nine months ended September 30, 2005 and the twelve months ended December 31, 2004 have not been adjusted to reflect the exclusion of revenue and operating results contributed by those media contracts and titles which were not assigned to Gaiam by GoodTimes.  The unaudited pro forma combined condensed statements of operations also do not reflect any operating efficiencies and cost savings that we may achieve with respect to he combined companies, nor do they include the effect of any restructuring activities which may be required or any change in the utilization of the assets acquired.  The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations (in thousands):

(1)                                  Net revenue

As Gaiam did not purchase the assets or business of one of GoodTimes’ affiliates, REPS LLC, the pro forma combined condensed statements of operations have been adjusted to remove the results of operations.  Revenues for the nine months ended September 30, 2005 and for the year ended December 31, 2004 of $9,156 and $16,630, respectively.

(2)                                  Selling, general and administrative expenses

Selling, general and administrative expenses have been adjusted to remove the expenses of REPS LLC of $10,542 and $14,829 for the nine months ended September 30, 2005 and year ended December 31, 2004, respectively.

(3)                                  Selling, general and administrative expenses

The following adjustments were made to account for difference in the amortization of intangible assets:

	Nine Months	Year
	Ended	Ended
	Sept. 30, 2005	Dec. 31, 2004
Eliminate amortization of intangibles valued at February 6, 2003, in connection with the purchase of GoodTimes by an investor group led by Quadrangle Capital Partners for $232 million	$(3,297)	$(11,749)
Add amortization of intangible assets resulting from Gaiam’s asset acquisition	1,020	1,440
	$(2,277)	$(10,309)

(4)                                  Impairment of goodwill and intangible assets

Eliminated the impairment of goodwill and intangible assets recorded by GoodTimes for the year ended December 31, 2004.

(5)                                  Other income

Eliminated the gain on the sale of REPS LLC, recorded by GoodTimes during the nine months ended September 30, 2005.

(6)                                  Interest expense

Eliminated interest expense on GoodTimes debt incurred as part of the February 2003 acquisition and subsequent borrowings under the Credit Agreement.

(7)                                  Income tax

Adjusted to recognize an income tax benefit on losses incurred by GoodTimes for the presented 2004 and 2005 periods, as it is assumed that the net operating loss carryforwards from these periods would be able to the utilized to offset taxable income in future periods.

(8)                                  Shares used in computing earnings (loss) per share – basic and diluted

Gaiam utilized the proceeds from the issuance of a total of 5,321,317 shares of Gaiam Class A common stock during the third quarter of 2005 to finance the GoodTimes asset acquisition.  The shares used in computing earnings (loss) per share were adjusted to reflect the issuance of these shares effective on January 1, 2004.